Exhibit 99.1

    Moody's Corporation Reports Results for First Quarter of 2006

    NEW YORK--(BUSINESS WIRE)--April 26, 2006--Moody's Corporation (NYSE:MCO) today announced results for the first quarter of 2006.

    Summary of Results for First Quarter 2006

    Moody's reported revenue of $440.2 million for the three months ended March 31, 2006, an increase of 13% from $390.5 million for the same quarter of 2005. Operating income for the quarter was $238.3 million and rose 12% from $212.5 million for the same period of last year. Diluted earnings per share were $0.49 for the first quarter of 2006, 26% higher than $0.39 in the first quarter of 2005. Earnings for the quarter included $13.9 million of expense related to stock options and other stock-based compensation plans, equivalent to $0.03 per diluted share. Earnings for the prior year period reflected $16.9 million of expense related to stock options and other stock-based compensation plans, or $0.03 per diluted share, including $9.1 million, or $0.02 per share, related to the accelerated expensing of equity grants for employees at or approaching retirement eligibility. Results for the first quarter of 2006 included an income tax benefit of $0.9 million related to contingent legacy income tax matters that Moody's assumed in connection with its separation from The Dun & Bradstreet Corporation in 2000 and which are described in Moody's annual and quarterly SEC filings. Results for the first quarter of 2005 included a tax charge of $2.7 million, equivalent to $0.01 per diluted share, related to these legacy tax matters.
    Raymond McDaniel, Chairman and Chief Executive Officer, commented, "Moody's reported solid results for the first quarter of 2006 against a backdrop of rising interest rates. As expected, revenue declined or grew slowly in several units of our business that are sensitive to lower securities issuance volumes. This was offset by good growth in other units where issuance was strong or that are less volume sensitive, including annual fees from issuers and subscription fees for research and related products. Overall, we continue to believe that Moody's can generate results for the remainder of 2006 in-line with our outlook from the beginning of this year."
    In addition to its reported results, Moody's has included in this earnings release certain adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. These non-GAAP financial measures relate to: (1) presenting results for the first quarter of both 2006 and 2005 before adjustments for legacy income tax exposures; and (2) presenting results for the first quarter of both 2006 and 2005 before the impact of expensing stock-based compensation, which is being phased in over a four year period for stock awards commencing in 2003. In addition, the 2006 outlook presented below includes a discussion of projected 2006 diluted earnings per share growth excluding the impact of adjustments related to legacy income tax exposures and the impact of expensing stock-based compensation. Attached to this earnings release are tables showing adjustments to Moody's first quarter results for 2006 and 2005 to arrive at non-GAAP financial measures excluding the impacts noted above.

    First Quarter Revenue

    Revenue at Moody's Investors Service for the first quarter of 2006 was $407.9 million, an increase of 13% from the prior year period. Foreign currency translation negatively impacted operating results, mainly due to the strength of the U.S. dollar relative to the euro, reducing revenue growth by approximately 190 basis points and operating income growth by a similar amount. Ratings revenue totaled $347.1 million in the quarter, rising 13% from a year ago. Research revenue of $60.8 million was 18% higher than in the first quarter of 2005.
    Within the ratings business, global structured finance revenue totaled $175.5 million for the first quarter of 2006, an increase of 27% from a year earlier. U.S. structured finance revenue rose 29%, driven by broad-based growth and particularly strong increases from rating commercial mortgage-backed securities and credit derivatives, and the continuation of strong growth from residential mortgage-backed securities. International structured finance revenue rose 21%, also benefiting from exceptional growth in the commercial mortgage-backed securities unit and strong growth in the credit derivatives business.
    Global corporate finance revenue of $86.1 million in the first quarter of 2006 rose 6% from the same quarter of 2005. Revenue in the U.S. rose 6% from the prior year period reflecting very strong growth in rating fees related to investment grade securities, partially offset by a significant decline in high yield bond and bank loan revenue. Outside the U.S., corporate finance revenue increased 7%. As in the U.S. market, revenue from investment grade issuance in Europe was strong and was partially offset by weaker performance in the speculative grade bond business due to a decline in transaction volumes.
    Global financial institutions and sovereigns revenue totaled $65.9 million for the first quarter of 2006 and was essentially unchanged from the prior year period. Revenue for the quarter reflects the deferral of approximately $6 million related to certain frequent issuers whose fees will be recognized over their annual contractual period. Excluding the impact of this deferral, financial institutions revenue in the U.S. would have risen 17% based on good growth in all sectors of the business and particularly robust growth from non-bank finance companies. Outside the U.S., revenue rose 4% before the deferral, reflecting modest growth from banks and a decline from insurers.
    U.S. public finance revenue was $19.6 million for the first quarter of 2006, 16% lower than in the first quarter of 2005, reflecting an expected decrease in refundings and a modest decline in new money issuance.
    Moody's global research revenue rose to $60.8 million, up 18% from the same quarter of 2005. The quarter's growth was driven by higher revenue in each of Moody's research product groups and increases from licensing Moody's data to third parties, selling data and analytic tools, and providing credit training.
    Revenue at Moody's KMV ("MKMV") for the first quarter of 2006 was $32.3 million, 6% higher than in the first quarter of 2005. Revenue from risk product subscriptions was essentially flat year-over-year while revenue from the licensing of credit processing software and the related software maintenance fees increased 28% and revenue from professional services rose 18%.
    Moody's U.S. revenue of $278.9 million for the first quarter of 2006 was up 15% from the first quarter of 2005. International revenue of $161.3 million was 9% higher than in the prior year period and included more than 450 basis points of negative impact from currency translation. International revenue accounted for 37% of Moody's total in the quarter compared with 38% in the year-ago period.

    First Quarter Expenses

    Moody's operating expenses were $201.9 million in the first quarter of 2006, 13% higher than in the prior year period. This increase was driven primarily by higher personnel costs. The quarter's stock-based compensation expense was $13.9 million compared with $16.9 million in the 2005 period, which included $9.1 million related to the accelerated expensing of equity grants for employees at or approaching retirement eligibility. Moody's operating margin for the first quarter of 2006 was 54%, essentially unchanged from the prior year period.

    First Quarter Effective Tax Rate

    Moody's effective tax rate was 39.5% for the first quarter of 2006 compared with 42.7% for the prior year period. Excluding the impacts of changes for legacy tax matters, the tax rate for the first quarter of 2006 was 39.9% compared to 41.4% for the prior year period. The decrease was due primarily to the favorable settlement of state tax audits.

    Share Repurchases

    During the first quarter of 2006, Moody's repurchased 3.1 million shares at a total cost of $201.8 million and issued 3.7 million shares of stock under employee stock compensation plans. Since becoming a public company in October 2000 and through March 31, 2006, Moody's has repurchased 69.5 million shares at a total cost of $1.996 billion, including 35.8 million shares to offset shares issued under employee stock plans. At quarter-end, Moody's had $654.1 million of share repurchase authority remaining under the current $1 billion program.

    Assumptions and Outlook for Full Year 2006

    Moody's outlook for 2006 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage borrowing and refinancing activity and securitization levels. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody's results for the year may differ from our current outlook.
    For Moody's overall, we continue to project revenue growth in the high single-digit to double-digit percent range for the full year 2006. This assumes a modest negative impact from foreign currency translation which, at rates currently prevailing between the U.S. dollar and other major currencies, would result in a smaller reduction in the revenue growth rate for the full year 2006 than for the quarter. We expect the operating margin before the impact of expensing stock-based compensation to decline by up to 100 basis points in 2006 compared with 2005. This reflects investments we are continuing to make to: expand internationally; improve our analytical processes; pursue ratings transparency and compliance initiatives; introduce new products; and improve our technology infrastructure.
    For 2006 we continue to project year-over-year growth in non-GAAP diluted earnings per share in the low double-digit percent range. This growth forecast excludes the impacts of adjustments related to legacy tax matters in 2005 and 2006, and the expensing of stock-based compensation in both 2005 and 2006. This year represents the final year of "phasing in" of expense related to stock-based compensation, which we began in 2003. The impact of expensing stock-based compensation is expected to be in the range of $0.13 - $0.15 per diluted share in 2006, compared to $0.10 per diluted share in 2005.
    In the U.S., we continue to forecast mid-single-digit percent revenue growth for the Moody's Investors Service ratings and research business for the full year 2006. In the U.S. structured finance business, we expect revenue for the year to rise modestly from the record level of 2005. We continue to project a high teens year-over-year percent decline in revenue from residential mortgage-backed securities, including home equity securitization, and we note a divergence in market views about the 2006 outlook for this business. Offsetting this expected decline, we look for double-digit year-over-year revenue growth in most other asset classes, including modestly higher expectations than at the beginning of the year for revenue from credit derivatives and commercial mortgage-backed securities.
    In the U.S. corporate finance business, we now expect revenue growth in the high single-digit percent range for the year, down from our previous expectation of low double-digit percent growth largely due to lower expected transaction volume in the speculative grade bond sector.
    In the U.S. financial institutions sector, we now expect revenue to grow in the high single to low double-digit percent range for the year as new ratings mandates and fee increases partly related to our Enhanced Analysis Initiative should more than offset the impact of lower revenue related to issuance volumes and the revenue deferral discussed above.
    For the U.S. public finance sector, we continue to forecast revenue for 2006 declining in the mid-single-digit percent range as rising interest rates should slow refinancing activity. We continue to expect strong growth in the U.S. research business at about twenty percent.
    Outside the U.S. we still expect ratings revenue to grow in the low teens percent range. This forecast assumes that foreign currency translation rates will reduce international revenue growth by approximately 160 basis points for the year. In addition, our outlook assumes low and mid-teens percentage growth in corporate finance revenue from Europe and Asia, respectively. For the financial institutions business we expect to see mid- to high single-digit percent revenue growth in Europe and low double-digit percent growth in Asia. We look for low teens percentage growth in international structured finance and about twenty percent growth in international research revenue.
    For Moody's KMV globally, we expect moderate growth in net sales and revenue from credit risk assessment subscription products, credit decision processing software, and professional services. This should result in mid- to high single-digit percent growth in revenue with greater growth in profitability.
    Moody's Corporation (NYSE:MCO) is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, Moody's KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world's largest financial institutions, and Moody's Economy.com, a provider of economic research and data services. The corporation, which reported revenue of $1.7 billion in 2005, employs approximately 2,900 people worldwide and maintains offices in 22 countries. Further information is available at www.moodys.com.


                          Moody's Corporation
           Consolidated Statements of Operations (Unaudited)


                                                  Three Months Ended
                                                       March 31,
                                                  -------------------
                                                    2006      2005
Amounts in millions, except per share amounts
----------------------------------------------------------------------


Revenue                                           $  440.2  $  390.5
----------------------------------------------------------------------

Expenses

   Operating, selling, general and administrative
    expenses                                         192.5     169.4

   Depreciation and amortization                       9.4       8.6
                                                  --------------------
       Total expenses                                201.9     178.0

----------------------------------------------------------------------
Operating income                                     238.3     212.5
----------------------------------------------------------------------


   Interest and other non-operating income
    (expense), net                                     3.4      (5.2)

       Income before provision for income taxes      241.7     207.3

   Provision for income taxes                         95.5      88.6
----------------------------------------------------------------------
Net income                                        $  146.2  $  118.7
----------------------------------------------------------------------

----------------------------------------------------------------------
Earnings per share (a)
   Basic                                          $   0.50  $   0.40

   Diluted                                        $   0.49  $   0.39
----------------------------------------------------------------------

Weighted average number of shares outstanding (a)
   Basic                                             290.5     299.0

   Diluted                                           299.5     306.1
----------------------------------------------------------------------

(a) Prior period earnings per share and weighted average number of shares outstanding have been adjusted to reflect the 2-for-1 stock split.


                          Moody's Corporation
             Supplemental Revenue Information (Unaudited)


                                                  Three Months Ended
                                                       March 31,
                                                  --------------------
Amounts in millions                                  2006     2005
----------------------------------------------------------------------

Moody's Investors Service (a)

   Structured finance                             $  175.5  $  138.6

   Corporate finance                                  86.1      80.9

   Financial institutions and sovereign risk          65.9      65.7

   Public finance                                     19.6      23.2
                                                  --------  --------

         Total ratings revenue                       347.1     308.4

   Research                                           60.8      51.5
                                                  --------  --------

         Total Moody's Investors Service             407.9     359.9

Moody's KMV (a)                                       32.3      30.6
                                                  --------  --------

Total revenue                                     $  440.2  $  390.5

----------------------------------------------------------------------

Revenue by geographic area

   United States                                  $  278.9  $  242.1

   International                                     161.3     148.4
                                                  --------  --------

Total revenue                                     $  440.2  $  390.5
----------------------------------------------------------------------

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.


                          Moody's Corporation
         Selected Consolidated Balance Sheet Data (Unaudited)


                                    March 31, 2006   December 31, 2005
                                    --------------   -----------------
                                          Amounts in millions

Cash and cash equivalents           $        495.9   $        486.0
Short-term investments                       109.1             94.5
Total current assets                       1,062.8          1,051.8
Non-current assets                           439.6            405.4
Total assets                               1,502.4          1,457.2
Total current liabilities                    550.1            578.9
Notes payable                                300.0            300.0
Other long-term liabilities                  270.1            268.9
Shareholders' equity                         382.2            309.4
Total liabilities and shareholders'
 equity                             $      1,502.4   $      1,457.2

Shares outstanding                           290.8            290.3


                          Moody's Corporation
       Reconciliation to Non-GAAP Financial Measures (Unaudited)


               Three Months Ended            Three Months Ended
                 March 31, 2006                 March 31, 2005
         ------------------------------ ------------------------------
Amounts in millions,
 except per share amounts

                              Non-GAAP                       Non-GAAP
            As                Financial    As                Financial
         Reported Adjustments Measures* Reported Adjustments Measures*
         -------- ----------- --------- -------- ----------- ---------

Revenue   $ 440.2              $ 440.2   $ 390.5              $ 390.5

Expenses    201.9   (13.9)(a)    188.0     178.0   (16.9)(a)    161.1
          -------  ------      -------   -------  ------      -------

Operating
 income     238.3    13.9        252.2     212.5    16.9        229.4

Interest
 and other
 non-
 operating
 income
 (expense),
 net          3.4                  3.4      (5.2)      -         (5.2)
          -------  ------      -------   -------  ------      -------

Income before
 provision
 for income
 taxes      241.7    13.9        255.6     207.3    16.9        224.2

Provision
 for
 income
 taxes       95.5     6.3(b)     101.8      88.6     4.2(b)      92.8
          -------  ------      -------   -------  ------      -------

Net
 income   $ 146.2  $  7.6      $ 153.8   $ 118.7  $ 12.7      $ 131.4
          -------  ------      -------   -------  ------      -------

Basic
 earnings
 per
 share    $  0.50              $  0.53   $  0.40              $  0.44
          -------              -------   -------              -------

Diluted
 earnings
 per
 share    $  0.49              $  0.51   $  0.39              $  0.43
          -------              -------   -------              -------


In addition to its reported results, Moody's has included in the table above adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. The table above shows Moody's results for the three months ended March 31, 2006 and 2005, adjusted to reflect the following:

(a) To exclude operating expenses of $13.9 million in the first quarter of 2006 relating to the expensing of stock-based compensation based on the implementation of SFAS No. 123R on January 1, 2006 and $16.9 million of stock-based compensation expense in the first quarter of 2005 as determined on a prospective basis for stock awards granted on or after January 1, 2003.

(b) To reflect the income tax impacts related to the adjustments described in note (a) and to exclude an income tax benefit of $0.9 million and a tax charge of $2.7 million in the first quarters of 2006 and 2005, respectively, related to legacy tax exposures.

*   May not add due to rounding.


                          Moody's Corporation
       Reconciliation to Non-GAAP Financial Measures (Unaudited)


                                      Twelve Months Ended
                                       December 31, 2005
                             ----------------------------------------
Amounts in millions, except
 per share amounts
                                                         Non-GAAP
                                As                       Financial
                             Reported    Adjustments     Measures*
                             ---------   -----------     ---------

 Revenue                     $1,731.6                    $1,731.6

 Expenses                       792.0        (54.8)(a)      737.2
                             --------     --------       --------

 Operating income               939.6         54.8          994.4

 Interest and other non-
  operating income
  (expense), net                 (4.9)           -           (4.9)
                             --------     --------       --------

 Income before provision
  for income taxes              934.7         54.8          989.5

 Provision for income
  taxes                         373.9         30.3(b)       404.2
                             --------     --------       --------

 Net income                  $  560.8     $   24.5       $  585.3
                             --------     --------       --------

 Basic earnings per share    $   1.88                    $   1.97
                             --------                    --------

 Diluted earnings per
  share                      $   1.84                    $   1.92
                             --------                    --------

In addition to its reported results, Moody's has included in the table above adjusted results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company's growth. The table above shows Moody's results for the year ended December 31, 2005, adjusted to reflect the following:

(a) To exclude operating expenses of $54.8 million for the full year 2005 relating to the expensing of stock options and other stock-based compensation on a prospective basis for options and other stock awards granted on or after January 1, 2003.


(b) To reflect the income tax impacts related to the adjustments described in note (a) and to exclude $8.8 million of reductions in tax reserves related to legacy tax exposures for the full year 2005.

*   May not add due to rounding.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody's business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of April 26, 2006, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company's global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate the KMV and MRMS businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company's annual report on Form 10-K for the year ended December 31, 2005 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

    CONTACT: Moody's Corporation
             Michael Courtian, 212-553-7194
             michael.courtian@moodys.com